INDUCEMENT AGREEMENT

     This Inducement Agreement (the "Agreement"), dated as of March 2, 2000, by and among Avnet, Inc., a New York corporation ("Parent"), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

                               W I T N E S S E T H

     WHEREAS, each Stockholder is the sole record and beneficial owner of, and has the sole right to vote with respect to, certain shares of common stock, par value $.01 per share (the "Company Common Stock") of Savoir Technology Group, Inc., a Delaware corporation ("Company") (together with any shares of Company Common Stock acquired by a Stockholder after the date hereof, the "Company Shares");

     WHEREAS, Parent, Tactful Acquisition Corp., a Delaware corporation ("Buyer"), and Company propose on the date hereof to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Buyer will be merged with and into Company (the "Merger"), on the terms and subject to the conditions contained in the Merger Agreement; and

     WHEREAS, in order to induce Buyer and Parent to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder is granting: (i) an irrevocable proxy to Parent to vote in favor of the Merger, and to make certain agreements with respect to such Stockholders' Company Shares, upon the terms and conditions set forth herein, and (ii) an option to Parent to purchase all of the Company Shares owned by such Stockholders.

     NOW THEREFORE, for and in consideration of the foregoing and the mutual promises contained herein, and upon and subject to the terms and conditions set forth below, the parties hereto agree as follows:

     Section 1. Grant of Irrevocable Proxy. Each Stockholder hereby irrevocably appoints and constitutes Parent or any designee of Parent, with full power of substitution, the lawful agent, attorney and proxy of the Stockholder (each an "Irrevocable Proxy") during the term of this Agreement to vote in its sole discretion all of the shares of Company Common Stock of which such Stockholder is or becomes the owner of record or has the power to vote in the following manner for the following purposes: (i) to call one or more meetings of the stockholders of Company in accordance with the By-Laws of Company and applicable law for the purpose of considering the transactions contemplated by the Merger Agreement such that the stockholders shall have the full opportunity to approve the Merger Agreement and any and all amendments, modifications and waivers thereof and the transactions contemplated thereby; (ii) in favor of the Merger Agreement or any of the transactions contemplated by the Merger Agreement at any stockholders meetings of Company held to consider the Merger Agreement (whether annual or special and whether or not an adjourned meeting); (iii) against any other proposal for any recapitalization, merger, sale of assets or other business combination between Company and any other person or entity other than Buyer or Parent or the taking of any action which would result in any of the conditions to Parent's obligations under the Merger Agreement not being fulfilled; and (iv) as otherwise necessary or appropriate to enable Buyer and Parent to consummate the transactions contemplated by the Merger Agreement and, in connection with such purposes, to otherwise act with respect to the Shares which the Stockholder is entitled to vote. THIS IRREVOCABLE PROXY HAS BEEN GIVEN IN CONSIDERATION OF THE UNDERTAKINGS OF BUYER AND PARENT IN THE MERGER AGREEMENT AND SHALL BE IRREVOCABLE AND COUPLED WITH AN INTEREST UNTIL THE EXPIRATION DATE AS DEFINED IN SECTION 2 HEREOF. This Agreement shall revoke all other proxies granted by the Stockholders with respect to their Shares.

     Section 2. Expiration Date. This Irrevocable Proxy shall expire on the date (the "Expiration Date") of the earlier to occur of (i) the effective time of the Merger, (ii) 6 months after the first occurrence of a Purchase Event (or if, at the expiration of such 6-months after the first occurrence of a Purchase Event, the Option (as defined below) cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed, but in no event under this clause (ii) later than the first anniversary of the Purchase Event), (iii) termination of the Merger Agreement under circumstances which do not and cannot result in Parent becoming entitled to receive the Termination Fee from Company pursuant to Section 4.9 of the Merger Agreement; and (iv) 12 months after the termination of the Merger Agreement under circumstances which do or could result in Parent's becoming entitled to receive the Termination Fee from Issuer pursuant to Section 4.9 of the Merger Agreement, unless during such 12-month period, a Purchase Event shall occur. As used herein, a "Purchase Event" means an event the result of which is that Parent becomes entitled to receive the Termination Fee from Company pursuant to Section 4.9 of the Merger Agreement.

     Section 3. Grant of Option. Subject to the conditions herein set forth, each Stockholder hereby grants to Parent an irrevocable option (the "Option") to acquire such Stockholder's Shares (the "Option Shares"), at the Exercise Price, payable in cash or in shares of common stock, par value $1.00 per share, of Parent (the "Parent Stock"), at the election of Parent. The number and nature of Option Shares that may be received upon the exercise of the Option, and the Exercise Price, are subject to adjustment as set forth herein. The Option may be exercised from and after the date Company or its stockholders shall have received in writing, or there shall have been publicly disclosed, an "Acquisition Proposal" (as such term is defined in the Merger Agreement). The Option shall terminate and be of no further force and effect upon the Expiration Date.

     Section 4. Exercise of Option. Parent may exercise the Option by delivery of written notice of exercise (an "Exercise Notice") to the Stockholder with respect to which the Option is being exercised (the "Called Stockholder"), binding Parent to acquire the Called Stockholder's

Option Shares on the terms set forth herein, signed by an officer of Parent, to the Called Stockholder at the executive offices of Company in Campbell, California, prior to the Expiration Date.

     Section 5. Exercise Price. (a) The "Exercise Price" shall be $7.85, subject to adjustment pursuant to this Section 5. In the event of any change in Option Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend, dividend payable in any other securities, or any similar event, the type and number of Option Shares or securities subject to the Option, and the Exercise Price therefor, shall be adjusted appropriately, and proper provisions shall be made in the agreements governing such transaction, so that Parent shall receive upon exercise of each Option the number and class of shares or other securities or property that Parent would have received in respect of Option Shares if such Option had been exercised immediately prior to such event or the record date therefor.

     (b) If the Merger shall occur, under the Merger Agreement as entered into on the date hereof, at an "Exchange Price" (as such term is defined in the Merger Agreement) less than $59.6063, and if any Option shall have been exercised prior to the Merger, then Parent shall issue to each Stockholder with respect to which the Option was exercised, promptly after the Merger, an additional number of shares of Parent Stock (plus cash in lieu of fractional shares) equal to the difference (the "Collar Difference") between (i) the number of shares of Parent Stock (A) issued upon such exercise of the Option (if Parent shall have elected to pay the Exercise Price in shares of Parent Stock) or (B) derived by dividing the amount of cash received upon such exercise of the Option (if Parent shall have elected to pay the Exercise Price in cash) by the Exchange Price and (ii) the number of shares of Parent Stock to which such Stockholder would have been entitled in respect of such Option Shares upon the Merger.

     (c) If the Merger shall occur, under the Merger Agreement as entered into on the date hereof, at an Exchange Price greater than $59.6063 and if any Option shall have been exercised prior to the Merger, then each Stockholder with respect to which the Option was exercised, promptly after the Merger, shall deliver to Parent a number of shares of Parent Stock (plus cash in lieu of fractional shares) equal to the Collar Difference, or, in the election of the Stockholder, cash equal to the product of the Collar Difference times the Exchange Price.

     Section 6. Closing of Option. (a) The closing of each purchase and sale of Option Shares (the "Closing") shall occur at the offices of Carter, Ledyard & Milburn in New York, New York, at 10 a.m. on the second business day following the delivery of the Exercise Notice therefor.

     (b) At each Closing, if Parent shall have elected to pay the Exercise Price therefor in shares of Parent Stock ("Purchase Shares"), Parent shall deliver to the Called Stockholder a certificate or certificates representing the Purchase Shares to be delivered at such Closing, which Purchase Shares shall be free and clear of all liens, charges or encumbrances ("Liens"), plus cash in lieu of fractional shares, and the Called Stockholder shall deliver to Grantee a letter agreeing that Issuer shall not offer to sell or otherwise dispose of such Purchase Shares in violation of applicable law or the provisions of this Agreement. The number of Purchase Shares issuable at such Closing shall be obtained by multiplying the number of Option Shares specified in the Exercise Notice therefor by a fraction, of which the numerator shall be the Exercise Price, and the denominator shall be price per share of Parent Common Stock on the five trading days immediately preceding the date of the Exercise Notice therefor.

     (c) At each Closing, if Parent shall have elected to pay the Exercise Price therefor in cash, Grantee shall pay to the Called Stockholder in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased at such Closing.

     (d) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 6(b) or Purchase Shares as provided in
Section 6(c), the Called Stockholder shall deliver to Parent a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all Liens, and Parent shall deliver to the Called Stockholder a letter agreeing that Parent shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.

     (e) Certificates for the Option Shares and Purchase Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF AN INDUCEMENT AGREEMENT DATED AS OF MARCH __, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the issuer of such Shares shall have received a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to such issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

     Section 7. Covenants of the Stockholders. Each Stockholder covenants and agrees for the benefit of Parent that, until the Expiration Date, such Stockholder will not:

     (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Company Shares or any interest therein;

     (b) other  than as  expressly  contemplated  by this  Agreement,  grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Company Shares, deposit any of such Company Shares into a voting trust, enter into a voting agreement with respect to any of such Company Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; or

     (c) except as permitted by the Merger Agreement, directly or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any alternative proposal (an "Alternative Proposal") to acquire the Company Shares or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 7(c), and (ii) notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her.

     Section 8. Covenants of Parent. Parent covenants and agrees for the benefit of the Stockholders that (a) immediately upon execution of this Agreement, Parent shall enter into the Merger Agreement, and (b) until the Expiration Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 8 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Parent's right or ability to exercise any of its rights under the Merger Agreement.

     Section 9. Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Parent that:

     (a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound;

     (b) such Stockholder has full right, power and authority to enter into and execute this Agreement and to perform his obligations hereunder;

     (c) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder enforceable against him in accordance with its terms;

     (d) such Stockholder is the sole record and beneficial owner of, and has the sole right to vote with respect to, the number of Company Shares set forth opposite such Stockholder's name on Schedule A hereto, and such Company Shares represent all shares of Company Common Stock of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof;

     (e) except for the Company Shares listed on Schedule A hereto, such Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Company (other than shares subject to options or other rights granted by Company as set forth on Schedule B hereto);

     (f) such Stockholder's Company Shares are duly authorized, validly issued, fully paid and non-assessable, and such Stockholder owns its Company Shares free and clear of all Liens, other than as provided by this Agreement, and good and valid title to its Company Shares, free and clear of any Lien, will pass to Parent upon Closing or exercise of the Option granted pursuant to Section 4 hereof; and

     (g) The Board of Directors of Company has approved the granting of the Option to Parent.

     The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

     Section 10. Representations and Warranties of Parent. Parent represents and warrants to the Stockholders that:

     (a) It has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement;

     (b) The execution, delivery and performance of this Agreement by it and all transactions contemplated hereby have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the legal, valid and binding contract of Parent enforceable against it in accordance with its terms;

     (c) Parent will not acquire the Option Shares with a view to the distribution thereof as that term is used in the Securities Act of 1933; and

     (d) The Purchase Shares issuable hereunder, when issued to a Called Stockholder in accordance with Section 6(b) hereof, will be duly authorized, validly issued, fully paid and non-assessable shares of common stock of Parent, and good and valid title to such shares of Parent Stock, free and clear of any Encumbrance, will pass to the Stockholders upon exercise of the Option.

     The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

     Section 10. Adjustments; Additional Shares. In the event of any stock dividend, stock split, merger (other than the Merger), recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Company on, of or affecting the Company Common Stock then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of such event as though they were Shares hereunder.

     Section 11. Registration Rights. If Parent shall have elected to pay the Exercise Price for the purchase of any Option Shares in Purchase Shares, Parent shall, as expeditiously as reasonably possible after the Closing therefor, prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all such Purchase Shares in accordance with the intended method of sale or other disposition stated by the holder of such Purchase Shares, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Parent shall use all reasonable efforts to list such Purchase Shares on the New York Stock Exchange and to qualify such Purchase Shares under any applicable state securities laws. Parent shall use all reasonable efforts to cause such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period at least 90 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Parent hereunder to file a registration statement and to maintain its effectiveness may be suspended for a period of time not exceeding 90 days in the aggregate if the Board of Directors of Parent shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Parent (but in no event shall Parent exercise such postponement right more than once in any 12-month period). Any registration statement prepared and filed under this Section 11, and any sale covered thereby, shall be at Parent's expense except for underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of counsel to the Purchase Share holders. The Purchase Share holders shall provide all information reasonably requested by Parent for inclusion in any registration statement to be filed hereunder. In connection with any registration pursuant to this Section 11, Parent and the Purchase Share holders shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration.

     Section 12. Specific Performance. The parties hereto agree that the Shares are unique and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by Parent in the event that this Agreement is breached. Therefore, each of the Stockholders agrees that in addition to and not in lieu of any other remedies available in Parent at law or in equity, Parent may obtain specific performance of this Agreement.

     Section 13. Assignment. Parent's rights and obligations under this Agreement may not be assigned without the consent of each affected Stockholder, except that Parent may assign the same to any of its direct or indirect wholly-owned subsidiaries upon delivery of written notice of such assignment to such affected Stockholder(s).

     Section 14. Amendments. Amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Parent and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

     Section 15. Notices. Any notices or other communications hereunder shall be in writing and shall be deemed to have bee duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by telecopier or by registered or certified mail, postage paid, addressed to the respective parties as follows:

                  If to Parent:

                           Avnet, Inc.
                           2211 South 4th Street
                           Phoenix, Arizona  85034
                           Attention: David Birk, General Counsel
                           Telecopy: (480) 643-7929

                  with a copy to:

                           Carter, Ledyard & Milburn
                           2 Wall Street
                           New York, New York  10005
                           Attention:  James E. Abbott
                           Telecopier No.: 212-732-3232

                  If to a Stockholder:

                    To the address listed on the signature page hereof
                  with a copy to:

                           Pillsbury Madison & Sutro LLP
                           2550 Hanover Street
                           Palo Alto, California 94304
                           Attention: Jorge del Calvo
                           Telecopy: (650) 233-4545

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     Section 16. Miscellaneous. All references herein to time shall mean New York, New York time. All amounts payable hereunder are in United States Dollars.

     Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without regard to the conflict of laws principles thereof.

     Section 18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, executors, heirs and permitted assigns.

     Section 19. Headings. The Section headings herein are for convenience of reference only and shall not affect the construction hereof.

     Section 20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

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     IN WITNESS WHEREOF,  Parent and each of the Stockholders have duly executed this Agreement as of the date and year first above written.

                                                 AVNET, INC.


                                                 By: /s/Raymond Sadowski
                                                     --------------------
                                                 Name: Raymond Sadowski
                                                 Title: Senior Vice President
                                                    and Chief Financial Officer


                                                 /s/P. Scott Munro
                                                 -----------------------------
                                                 P. Scott Munro

                                                 /s/Carlton Joseph Mertens II
                                                 -----------------------------
                                                 Carlton Joseph Mertens II

                                                 /s/Dennis Polk
                                                 -----------------------------
                                                 Dennis Polk

                                                 /s/Bob O'Reilly
                                                 -----------------------------
                                                 Bob O'Reilly

                                                 /s/Larry Smart
                                                 -----------------------------
                                                 Larry Smart

                                                 /s/Angelo Guadagno
                                                 -----------------------------
                                                 Angelo Guadagno

                                                 /s/Bill Sickler
                                                 -----------------------------
                                                 Bill Sickler

                                                 /s/Mike Gunnels
                                                 -----------------------------
                                                 Mike Gunnels

                                                 /s/Guy Lammle
                                                 -----------------------------
                                                 Guy Lammle